Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-144135) of L-3 Communications Holdings, Inc. of our report dated June 24, 2009 relating to the financial statements of the L-3 Communications Master Savings Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 24, 2009